Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

State of Incorporation
Name	or Organization
Amber Resources Company of Colorado	Delaware

Piper Petroleum Company	Colorado

Delta Exploration Company, Inc.	Colorado

Castle Texas Exploration Limited Partnership	Texas

DPCA, LLC	Delaware

DLC, Inc.	Colorado

DHS Holding Company	Delaware

DHS Drilling Company	Colorado

C&L Drilling Company	Colorado

Chapman Trucking Company	Wyoming

PGR Partners, LLC	Colorado

CRB Partners, LLC	Delaware

Delta Risk Management, LLC	Colorado

Vega Piceance, LLC	Colorado